UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

PharmAthene, Inc. (the “Company”) announced on January 7, 2015 that in its ongoing litigation with SIGA Technologies, Inc. (“SIGA”), the Delaware Court of Chancery issued a letter Opinion and Order (the “Order”) directing the Company to submit a Revised Proposed Judgment that reflects a lump sum award of approximately $113 million in contract expectation damages, plus pre-judgment interest on that amount from 2006 through the date of the Order, for the value of the Company’s lost profits for SIGA’s smallpox antiviral, Tecovirimat. The total award, when finalized, including interest and reimbursement of a portion of the Company's attorneys' and expert witness fees, is estimated to be in excess of $190 million. In accordance with the instructions of the Court, the Company submitted a draft Revised Proposed Judgment under seal on January 9, 2015.

Although the Order provides further guidance, the final amount of the award, and in particular the calculation of interest, remains subject to approval by the Delaware Court of Chancery and there may be further proceedings before the final amount is approved by the Delaware Court of Chancery, which determination, along with the decision itself, will remain subject to appeal by SIGA to the Delaware Supreme Court. As a result, the decision could be reversed, remanded or otherwise changed. There can be no assurances if and when the Company will receive any payments from SIGA as a result of the decision.  SIGA has stated publicly that it does not currently have cash sufficient to satisfy the potential award. Furthermore, because SIGA has filed for protection under the federal bankruptcy laws, the Company is automatically stayed from taking any enforcement action in the Delaware Court of Chancery. By agreement of the parties, and with the approval of the Bankruptcy Court, the automatic stay has been lifted for the sole purpose of allowing the Delaware Court of Chancery to enter a money judgment and to allow the parties to exercise their appellate rights. The Company’s ability to collect a money judgment from SIGA remains subject to further proceedings in the Bankruptcy Court.

A copy of the Company’s press release announcing the Order is attached hereto as Exhibit 99.1.

Special Note Regarding Forward-Looking Statements

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. The Company disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risks associated with the Company’s interest in Tecovirimat, also known as ST-246® (formerly referred to as "Arestvyr™" and referred to by SIGA in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 as "Tecovirimat"); risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of any product candidates; funding delays and/or reductions or elimination of U.S. government funding and/or non-renewal of expiring funding for one or more of the Company's development programs, such as BARDA's recent decision to de-scope the current SparVax® anthrax vaccine contract through a partial termination for convenience, or a decision by NIAID not to exercise its options under its September 2014 contract after the Company receives funding of approximately $5.2 million over the base period (assuming all milestones are met); risks associated with the Company’s common stock, risks associated with the GE Loan Agreement, risks associated with the Company’s net operating loss carryforwards, or NOLs, risks associated with the award of government contracts to competitors or delays caused by third parties challenging government contract awards to the Company; risks associated with unforeseen safety and efficacy issues; risks associated with challenges related to the development, technology transfer, scale-up, and/or process validation of manufacturing processes for product candidates; risks associated with unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; risks associated with accomplishing any future strategic acquisitions or business combinations; and other risks detailed from time to time in the Company’s Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. Further, at this point, future government funding to support the development of Valortim®, rBChE and SparVax® is unlikely.  Even if the Company received such funding, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for all of the Company’s product candidates. Furthermore, as described above, there can be no assurances if and when the Company will receive any payments from SIGA as a result of the decision of the Delaware Chancery Court.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

No.	Description

99.1	Press release, dated January 7, 2015, issued by PharmAthene, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

By:	/s/ Linda L. Chang
Linda L. Chang
Senior Vice President, Chief Financial Officer and Corporate Secretary

Date:  January 12, 2015